EXHIBIT 16.1

April 25, 2007

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: American Energy Production, Inc.
File Reference No. 814-00643

We were previously the independent registered public accounting firm for American Energy Production, Inc. and under the date of March 29, 2007, we reported on the financial statements of American Energy Production, Inc. as of December 31, 2006 and 2005, and for the years ended December 31, 2006, 2005 and 2004.

On April 19, 2007, we resigned as the independent registered public accounting firm. We have read American Energy Production, Inc. statements included in Item 4.01 as it pertains to Salberg & Company, P.A. on the Form 8-K dated April 26, 2007 of American Energy Production, Inc. to be filed with the Securities and Exchange Commission and we agree with such statements.

Very truly yours,

/s/ SALBERG & COMPANY, P.A.

Scott D. Salberg, CPA
For the Firm